Exhibit 10.6

Name:	[●]
Number of Restricted Stock Units subject to Award:	[●]
Date of Grant:	January 3, 2019
Vesting Commencement Date	July 1, 2018

Skyline Champion Corporation

2018 Equity Incentive Plan

Restricted Stock Unit Award Agreement (Non-Employee Directors)

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units granted by Skyline Champion Corporation (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the Company’s 2018 Equity Incentive Plan (as amended from time to time, the “Plan”).

1.Grant of Restricted Stock Unit Award.  The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of Restricted Stock Units set forth above giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms, conditions and limitations set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each Restricted Stock Unit forming part of the Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.  For the avoidance of doubt, the term “Restricted Stock Units” used throughout this Agreement refers to the Restricted Stock Units granted pursuant to this Agreement and not to restricted stock units that may or have been granted pursuant to a separate document.

2.Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein shall have the same meaning as provided in the Plan.  The following terms shall have the following meanings:

(a)

“Change in Control” means (i) any transaction or series of related transaction in which any Person (or group of Persons acting together), other than the Principal Shareholders (or any one of them), acquires more than fifty percent (50%) of all of the Shares or more than fifty percent (50%) of all the voting power of the Shares, whether by reason of merger, consolidation or recapitalization or any other transaction (including the issuance of new Shares), whether or not the Company is a party thereto; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company to any Person (or group of Persons acting together), other than the Principal Shareholders (or any one of them); provided, that no event shall be a Change in Control under this Agreement unless such event constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation under Section 1.409A-3(i)(5) of the United States Treasury Regulations.

(b)

“Dividend Equivalent” means a dividend equivalent received in connection with (x) any regular dividend declared on Shares that is payable in cash or (y) any regular dividend declared on Shares that is payable in Shares, for each Share deliverable in respect of a Restricted Stock Unit.

(c)

“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(d)

“Principal Shareholder” means each shareholder of the Company who beneficially owned five percent (5%) or more of the total Shares immediately prior to the August 7, 2018 closing of the underwritten offering of nine million (9,000,000) Shares.

3.Vesting; Cessation of Employment.

(a)

Vesting.  Unless earlier terminated, forfeited, relinquished or expired, the Restricted Stock Units will vest as set forth in this Section 3(a), subject to the Participant remaining in continuous Employment from the Date of Grant through such vesting date.

(i)	Subject to Section 3(a)(ii) and Section 3(a)(iii) below, one-hundred percent (100%) of the Restricted Stock Units will vest on the first anniversary of the Vesting Commencement Date.
(ii)

Subject to Section 3(a)(iii) below, in the event the Participant’s Employment is terminated by the Company or one of its subsidiaries without Cause (such termination of Employment, a “Qualifying Termination”), and to the extent that any Restricted Stock Units are outstanding immediately prior to such Qualifying Termination but not then vested, that number of Restricted Stock Units that, in the absence of such Qualifying Termination, would have become vested on the next vesting date following such Qualifying Termination pursuant to the vesting schedule set forth in Section 3(a)(i) hereof will automatically vest in full upon the occurrence of such Qualifying Termination.

(iii)

In the event of the termination of the Participant’s Employment due to the Participant’s death or the Company’s or a subsidiary’s termination of the Participant’s Employment due to the Participant’s Disability, and to the extent that any Restricted Stock Units are outstanding immediately prior to such termination of Employment but not then vested, all such unvested Restricted Stock Units shall become fully-vested upon the occurrence of such termination of Employment.

(b)

Cessation of Employment.  Unless as set forth in Sections 3(a)(ii) and 3(a)(iii) above or as otherwise determined by the Administrator in connection with the final sentence of this Section 3(b), automatically and immediately upon the cessation of the Participant’s Employment (i) the unvested portion of this Award, including corresponding Dividend Equivalents, will terminate and be forfeited for no consideration, and (ii) the vested portion of this Award, if any (including corresponding Dividend Equivalents), will terminate and be forfeited for no consideration if the Participant’s Employment is terminated for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

4.Restrictive Covenants.  The Participant acknowledges and agrees that he or she shall be bound by the restrictive covenants set forth in Exhibit A attached hereto.

5.Delivery of Shares and Dividend Equivalents.

(a)

Standard Delivery.  Subject to Section 5(b), Section 6, and Section 9(a) below, the Company shall effect delivery of the Shares with respect to such vested Restricted Stock Units to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution) upon the earlier of (i) the first anniversary of the Date of Grant, and (ii) the occurrence of a Change in Control. No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

(b)

Delivery in the Event of Death or Disability. Subject to Section 6 and Section 9(a) below, in the event that the Participant’s Employment is terminated as described in Section 3(a)(iii) herein, and to the extent there are outstanding vested Restricted Stock Units with respect to which Shares have not on the date of such termination of Employment been delivered, the delivery of all such Shares shall occur on the earlier of (i) the delivery date specified in Section 5(a) above, and (ii) the one-year anniversary of the termination of Employment described in Section 3(a)(iii) herein.

(c)

Dividend Equivalents.  Any Dividend Equivalents credited with respect to the Shares associated with the Restricted Stock Units shall be delivered on the same date on which such Shares are delivered, if at all. For the avoidance of doubt, in the event any Share with respect to a Restricted Stock Unit is not delivered due to the operation of Section 3, the Dividend Equivalent with respect to such Share shall be forfeited and cancelled without any consideration therefor.

6.Forfeiture; Recovery of Compensation.  The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan.  By accepting, or being deemed to have accepted, this Award, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of this Award, under this Award, including the right to any Shares acquired under this Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  Nothing in the preceding sentence shall be construed as limiting the general application of Section 11 of this Agreement.

7.Dividends; Other Rights.  This Award may not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any subsidiary prior to the date on which the Company delivers Shares to the Participant.  The Participant is not entitled to vote any Shares by reason of the granting of this Award.  The Participant will have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award. The Participant will be entitled to receive Dividend Equivalents with respect to Restricted Stock Units in accordance with this Section 7.  Any such Dividend Equivalents will entitle the Participant to receive, subject to the terms of this Agreement, a payment equal to the amount that the Participant would have received as a regular dividend had the Participant held the Shares deliverable in respect of such Restricted Stock Units at the time such dividend was paid.  Any Dividend Equivalents with respect to an unvested Restricted Stock Unit will be paid, if at all, in cash, in the case of a cash dividend, or in cash and/or Shares, as determined by the Administrator, in the case of a distribution of Shares, in either case, in accordance with Section 5 of this Agreement.

8.Nontransferability.  This Award may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

9.Taxes.

(a)

The Participant expressly acknowledges that the settlement of the Restricted Stock Units acquired hereunder and the payment of any Dividend Equivalents shall give rise to “wages” subject to withholding.  No Shares will be delivered or Dividend Equivalents paid pursuant to this Award unless and until the Participant has remitted to the Company in cash or by check (or by such other means as may be acceptable to the Administrator and permitted under the Plan) an amount sufficient to satisfy all taxes required to be withheld in connection with such settlement or payment.  For the avoidance of doubt, the Participant may pay any taxes contemplated by this Section 9 consistent with the method for paying such taxes as described in the last sentence of Section 6(a)(6) of the Plan.

(b)

The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving the Participant (or any permitted transferee) of any liability for satisfying his or her obligation under the preceding provisions of this Section 9.

(c)

In no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

10.Effect on Employment.  Neither the grant of this Award, nor the issuance of Shares under this Award, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect any right of the Company or any of its subsidiaries to discharge or discipline the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time.

11.Provisions of the Plan.  This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Date of Grant has been furnished to the Participant.  By accepting, or being deemed to have accepted, all or any portion of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

12.Acknowledgements.  The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

13.Stock Ownership and Holding Guidelines.  The Award and any Shares delivered under the Award are subject to any stock ownership and holding guidelines as may be adopted by the Company and are in effect from time to time (the “Guidelines”).  By accepting or being deemed to have accepted the Award, the Participant acknowledges and agrees to comply with the terms and conditions of the Guidelines.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

SKYLINE CHAMPION CORPORATION

By:

Name:

Title:

Agreed and Accepted:

By
[Participant’s Name]

Signature Page to Restricted Stock Unit Award Agreement

Exhibit A

Restrictive Covenants

Restricted Activities.  The Participant agrees that some restrictions on his or her activities during and after his or her Employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates.

1.Confidentiality and Related Matters.

The Participant acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined herein); that the Participant may have developed or had access to Confidential Information through his or her Employment and other associations with the Company and its Affiliates.

The Participant agrees that he or she shall not disclose to any Person or use any Confidential Information, other than as required for the proper performance of the services or as required by applicable law after notice to the Company and a reasonable opportunity for it to seek protection of the Confidential Information prior to disclosure. For avoidance of doubt, “reasonable opportunity” shall be determined under the circumstances, provided that the Participant shall make every effort to provide notice as expeditiously as is reasonably possible to the Company. The Participant understands and agrees that this restriction is in addition to any restrictions to which he or she is bound as a result of his or her prior Employment and that this restriction, as well as any earlier agreed restrictions, shall continue to apply both during Employment and thereafter, regardless of the reason for its termination.

All documents, records, disks and other media of every kind and description containing Confidential Information, and all copies, (the “Documents”), whether or not prepared by the Participant, shall be the sole and exclusive property of the Company. The Participant shall return to the Company no later than the date on which his or her Employment terminates, and at such earlier time or times as the Company may specify, all Documents as well as all other property of the Company and its Affiliates, then in the Participant’s possession or control.

During Employment and thereafter, the Participant shall not give any statement or make any announcement, directly or indirectly, orally or in writing, publicly or to the media (electronic, print or otherwise) about the Company or any of its Affiliates, without the prior written consent of the Board or its expressly authorized representative.

2.Enforcement of Covenants.  The Participant acknowledges that he or she has carefully read and considered all the terms and conditions of the Restricted Stock Unit Award Agreement, including the restraints imposed upon him or her pursuant to this Exhibit A. The Participant agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates. The Participant further agrees that he or she will never assert, or permit to be asserted on his or her behalf, in any forum, any position contrary to the foregoing. The Participant further acknowledges that, were he or she to breach any of the covenants contained in this Exhibit A, the damage to the Company would be irreparable. The Participant therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Participant of any of said covenants, without having to post bond.

3.Definitions.  For purposes of this Exhibit A, the following definitions shall apply.  To the extent a term is capitalized and not defined in this Exhibit A, such term shall have the meaning ascribed to such term in the Restricted Stock Unit Award Agreement or the Plan, as applicable.

a.“Affiliate” shall mean, with respect to any specified Person at any time, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such specified Person at such time.

b.“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

c.“Person” shall mean any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

d.“Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Participant’s Employment.